Exhibit 99.1

Allos Therapeutics Announces Dismissal of Securities Class Action Lawsuit

Westminster, CO – Allos Therapeutics, Inc. (Nasdaq: ALTH) today announced that the only remaining securities class action lawsuit that had been brought against the company and one of its officers in May 2004 has been dismissed with prejudice. In an opinion dated October 20, 2005, the United States District Court for the District of Colorado concluded that the plaintiff’s complaint failed to meet the legal pleading requirements applicable to its alleged claims.  The plaintiff has 30 days to determine whether it will appeal the decision to the U.S. Court of Appeals for the Tenth Circuit.

“We are extremely pleased with the result,” said Marc H. Graboyes, Vice President, General Counsel of Allos.  “We have always believed that the plaintiff’s case lacked merit, and we are gratified that the court agreed.  We are excited to put this behind us and continue moving forward with our on-going clinical trials and product development efforts.”

About Allos Therapeutics, Inc.

Allos Therapeutics, Inc. (Nasdaq: ALTH) is a biopharmaceutical company focused on developing and commercializing innovative small molecule therapeutics for the treatment of cancer. Allos’ lead product candidate, EFAPROXYN, is a synthetic small molecule designed to sensitize hypoxic, or oxygen-deprived, tumor tissue during radiation therapy. EFAPROXYN is currently being evaluated as an adjunct to whole brain radiation therapy in a pivotal Phase 3 trial in women with brain metastases originating from breast cancer. Allos’ other product candidates are: PDX (pralatrexate), a small molecule chemotherapeutic agent (DHFR inhibitor) currently under investigation as both a single agent and in combination therapy regimens in patients with non-small cell lung cancer and Non-Hodgkin’s lymphoma; and RH1, a small molecule chemotherapeutic agent bioactivated by the enzyme DT-diaphorase currently under evaluation in patients with advanced solid tumors. For more information, visit the Company’s web site at www.allos.com.

Contact:

Jennifer Neiman

Manager, Corporate Communications

720-540-5227

jneiman@allos.com